Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 24, 2015, with respect to the consolidated financial statements of Zimbra, Inc. and subsidiaries included in the Current Report of Synacor, Inc. on Form 8-K. We consent to the incorporation by reference of the said report in the Registration Statements of Synacor, Inc. on Form S-8 (File Nos. 333-179608, 333-188691, 333-194847, 333-198579, 333-202852).

Dallas, Texas

November 24, 2015